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                                                                   EXHIBIT 10.31



                                                               November 16, 1998


ROBERT DiROMUALDO

Dear Bob:

This letter will confirm our agreement concerning your employment with Borders Group, Inc. ("BGI").

1. During the term of this Agreement, you will be the Chairman of BGI and, subject to your election by the shareholders, a director of BGI. You will report to the Board of Directors of BGI (the "Board") and your place of employment shall be in Ann Arbor, Michigan.

2. Your current compensation will remain in effect through January 24, 1999. Subject to Section 6 and Section 12: (i) for fiscal 1999, your salary will be $343,333 and you will have a bonus opportunity of $343,333 (the "Fiscal 1999 Bonus"); and (ii) you will receive the Fiscal 1999 Bonus if BGI meets "street" earnings estimates for fiscal 1999 and you are employed by BGI on the last day of fiscal 1999. "Street" earnings estimates shall be based upon consensus analysts' estimates determined as of April 15, 1999 and shall be the same as the earnings per share targets for other executives for fiscal 1999. Consistent with current practice, all or any portion of your salary and bonus may be paid in compensation replacement options subject to the mutual agreement of you and the Compensation Committee of the Board.

3. You shall have authority consistent with your position and shall have such duties consistent with your position as shall be assigned to you by the Board from time to time. Such duties shall involve 100% of full-time employment through January 23, 1999 and approximately 67% of full-time employment for the remainder of the term of this Agreement.

4. You may participate in the savings and welfare programs of BGI in accordance with their respective terms in the same manner as other senior executives of BGI.

5. The term of this Agreement shall be from November 16, 1998 through January 23, 2000. Subsequent to the expiration of the term, it is anticipated that you will continue to serve as a director of BGI, subject to your annual election by the shareholders of BGI. Continuance of employment after the term of this Agreement shall be subject to the mutual agreement of you and BGI.

6. Subject to Section 12, during the term of this Agreement, your position with BGI may be terminated by BGI only for "Cause" by written notice given to you after action by a majority of the members of the Board of Directors of BGI and only within ninety days after the occurrence of BGI learning of one of the following events:

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         (a)  Your conviction of a felony, or of a misdemeanor involving the money or property of BGI or any subsidiary;

         (b) You shall have willfully engaged in misconduct that materially damages or injures the reputation of BGI or any subsidiary;

         (c) You shall have breached the noncompetition provisions of this Agreement and such breach is not cured within 7 days after notice thereof from BGI; or

         (d) Any material breach of the confidentiality provisions of this Agreement.

For purposes of this Section 6, no act or failure to act, on your part shall be deemed to be "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that such act or omission was in the best interest of BGI.

In the event that BGI breaches this Agreement and either (i) your employment is terminated by BGI without Cause prior to the expiration of the term, or (ii) you voluntarily terminate your employment following any such breach which is not cured by BGI within 30 days after BGI's receipt of written notice from you describing the breach, you shall continue to receive (i) the salary and bonus that you were receiving at the time of termination for the balance of the term (including, without limitation the Fiscal 1999 Bonus), and (ii) the benefits that you would have received had such breach not occurred, including, but not limited to, the continued vesting of stock options and MSPP shares through the balance of the term. In the event that any aspect of clause (ii) is inconsistent with the terms of the relevant plan, BGI shall provide the same benefits outside of such plan. You shall not be obligated to seek other employment to mitigate damages and BGI's obligations hereunder shall not be reduced by any compensation that you may earn from other employment or self employment.

7. You will be entitled to reimbursement for travel (at full coach rate) and entertainment and other business expenses incurred on BGI's behalf in accordance with BGI's policy upon submission of vouchers and documentation relating thereto in accordance with BGI procedures.

8. You agree that during the Restricted Period neither you nor your Affiliates will (i) Compete with BGI in the Restricted Area or (ii) directly or indirectly (whether as owner, principal, employee, partner, lender or venturer with or consultant to any person, firm, partnership, corporation or other entity): (A) cause or seek to cause any of BGI's suppliers, purchasing agents or customers to cease transacting business with BGI; or (B) cause or seek to cause any of BGI's prospective suppliers, purchasing agents or customers not to transact business with BGI.

For purposes of this Agreement:

                   (i) The term "Affiliate" means any corporation, person or entity which, directly or indirectly, through one or more intermediaries, you control or is under common control with you;

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                  (ii) The term "Company" means BGI and its subsidiaries.

                  (iii) The term "Compete" means to manage, operate, control or participate in, or have any ownership interests in or make loans to, or aid or advise as an employee, consultant or otherwise, whether directly or indirectly, any business (whether an individual, sole proprietorship, partnership, corporation, firm, joint venture, trust or other entity) which is engaged in, directly or indirectly, the retail or wholesale book business or in a business where principal business is the retail or wholesale sale of video cassettes, videotapes, musical records, compact discs or audio cassettes; provided, however, that you may (i) own equity securities in Kmart or any subsidiary of Kmart and (ii) own up to 1% of a corporation where equity securities are listed for trading on a national securities exchange;

                  (iv) The term "Restricted Period" means the period from the date hereof through December 31, 2001, provided, that in the event that you breach the covenant not to Compete set forth above, such breach shall suspend and toll the running of the Restricted Period from the date of such breach until such time as such violation ceases; and

                   (iv) The term "Restricted Area" means anywhere in North America or any other country in which BGI is doing business at the time of your termination of employment.


Nothing in this Section 8 shall be deemed to prohibit you or any of your Affiliates from owning shares of BGI.

9. You agree that you and your Affiliates will maintain in strict confidence and will not, directly or indirectly, divulge, transmit, publish, release or otherwise use or cause to be used in any manner to Compete with or that is contrary to the interests of BGI, any confidential information relating to BGI's systems, operations, processes, computer programs and data bases, records, development data and reports, store designs, quality control specifications, cost analysis, flow charts, know-how, customer lists, supplier lists, marketing data, personnel data, or any other information of like nature. You acknowledge that all information regarding BGI compiled or obtained by, or furnished to, you in connection with your employment or association with BGI is confidential information and BGI's exclusive property. Upon demand by BGI, you will surrender to BGI all original and facsimile records, documents and data in his possession pertaining to BGI. The foregoing covenant of confidentiality has no temporal, geographical or territorial limitation.

         Notwithstanding the foregoing, this provision does not apply to the extent, and only to the extent, such information: (a) is clearly obtainable in the public domain; (b) becomes obtainable in the public domain, through no fault of yours; (c) was not acquired by you in connection with your employment or affiliation with BGI; (d) was not acquired by you from BGI or its representatives; (e) is required to be disclosed by rule of law or by order of a court or governmental body or agency; or (f) is reasonably necessary to be


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disclosed to defend yourself or assert your rights in connection with any proceeding to which BGI or its affiliates is a party.

10. The restrictive covenants contained herein shall be construed as independent of the other provisions of this Agreement, and the existence of any claim or cause of action that you may have, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by BGI of any of the restrictive covenants contained herein.

11. You acknowledge that if you breach any of the restrictive covenants contained herein, the injuries that will be suffered by BGI will be irreparable, and BGI will not have an adequate remedy at law. You therefore, agree that in the event of such a breach, BGI shall be entitled to relief by way of injunction from any court of proper jurisdiction, in addition to all other rights that BGI may have at law, in equity, or otherwise.

12. In the event of your death, Disability or a Change in Control of BGI, all of your outstanding options and restricted shares will vest as provided in the applicable plan. In event of the occurrence of any such events: (i) your employment shall thereupon terminate; (ii) no other payments will be due to you except that, in the event of a Change in Control, the Fiscal 1999 Bonus shall be paid to you, in whole or in part, in accordance with the terms of the Borders Group, Inc. Annual Bonus Incentive Plan; and (iii) the noncompete provisions set forth herein shall remain in effect until December 31, 2001. "Change in Control" shall have the meaning set forth in the Borders Group, Inc. Stock Option Plan. "Disability" shall mean that you are unable to perform your duties and responsibilities by reason of a specific mental or physical illness or injury and such inability shall have existed for an aggregate of at least 180 days in the twelve-month period. Any question as to the existence of a Disability as to which you and BGI cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and BGI. If you and BGI cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. Such determination of Disability shall be delivered to BGI and to you and shall be final and conclusive for all purposes of this agreement.

13. You shall not be entitled to any severance or other payment upon your employment termination, either prior to or after the expiration of the term of this Agreement, regardless of the reason for the termination, except that, subject to Section 12, if, prior to the expiration of the term, either your employment is terminated by BGI without Cause or you voluntarily resign following a breach of this Agreement by BGI which is not cured within the time specified in Section 6, you shall receive the payments/benefits described in
Section 6 as your sole and exclusive remedy.

14. The portions of your November, 1995 "Mega" option grant that would otherwise vest in November of 1999, 2000 and 2001 shall vest on November 16, 1998. Your remaining unvested MSPP shares shall vest on January 15, 1999.

15. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or

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enforceability of any other provisions of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be overly broad or unenforceable, such court is hereby empowered and authorized to limit such restriction so that it is enforceable for the longest duration of time and largest geographical area possible.

16. Any dispute that may exist respecting (i) the interpretation or application of any provision of the agreement (including, without limitation, the provisions of this Section) or (ii) your entitlement to payments or other benefits after termination of your employment shall be resolved by arbitration in Detroit, Michigan in accordance with the rules of the American Arbitration Association and judgment on the award may be entered in any court having jurisdiction. If your position in any such dispute is sustained in the arbitration, BGI will pay or reimburse you for your expenses in connection with the resolution of such dispute (including, without limitation, counsel fees and disbursements and other charges).

17. This Agreement shall be effective as of November 16, 1997. You hereby acknowledge and agree that this Agreement replaces the Amended and Restated Employment Agreement dated February 1,1995 (the "Prior Agreement") between you and BGI, and that neither you nor BGI shall have no further rights or obligations of any nature whatsoever under the Prior Agreement or any other oral or written agreement relating to your employment or the termination thereof.

Please confirm your agreement by signing below and retain one copy for your records.

                                             Sincerely,

                                             BORDERS GROUP, INC.
Agreed:
                                             By: /s/ George R. Mrkonic
                                                --------------------------
ROBERT F. DiROMUALDO


/s/ Robert F. DiRomualdo
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